Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-217545, 333-229431, 333-257295, 333-260881) of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy, Inc.) of our report dated March 18, 2021 relating to the financial statements of Extraction Oil & Gas, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
March 21, 2022